Exhibit 99.1

Vanda Pharmaceuticals Reports Preliminary Fourth Quarter and Full Year 2015 Results and 2016 Financial Guidance

•	Fourth quarter 2015 HETLIOZ® net product sales are expected to be approximately $15.1 million

•	2015 Total revenues are expected to be approximately $109.9 million

•	2016 Total revenues are expected to be between $143 and $153 million

WASHINGTON, January 11, 2016 /PRNewswire/ —Vanda Pharmaceuticals Inc. (Vanda) (NASDAQ: VNDA), a biopharmaceutical company focused on the development and commercialization of novel therapies addressing high unmet medical needs, today announced preliminary unaudited financial results for the fourth quarter and full year 2015 and its financial guidance for 2016.

Preliminary Fourth Quarter 2015 Results

•	Vanda expects to report fourth quarter 2015 total net product sales from HETLIOZ® and Fanapt® of approximately $31.8 million.

•	HETLIOZ® net product sales are expected to be approximately $15.1 million.

•	Fanapt® net product sales are expected to be approximately $16.7 million.

Preliminary Full Year 2015 Results

•	Vanda expects to report 2015 total net product sales from HETLIOZ® and Fanapt® of approximately $109.9 million, consistent with Vanda’s prior guidance of between $100 and $115 million.

•	HETLIOZ® net product sales for 2015 are expected to be approximately $44.3 million, consistent with Vanda’s prior guidance of between $40 and $45 million.

•	Fanapt® net product sales for 2015 are expected to be approximately $65.6 million, consistent with Vanda’s prior guidance of between $60 and $70 million.

•	Vanda ended 2015 with approximately $143 million in cash, cash equivalents and marketable securities (“Cash”), representing an increase to Cash of approximately $13 million in 2015.

2016 Financial Guidance

Vanda expects to achieve the following financial objectives in 2016:

•	Net product sales from both HETLIOZ® and Fanapt® of between $143 and $153 million.

•	HETLIOZ® net product sales of between $73 and $78 million.

•	Fanapt® net product sales of between $70 and $75 million.

•	Non-GAAP Operating expenses, excluding cost of goods sold, of between $125 and $135 million. The primary drivers of the expected increase over the prior year are investments in the U.S. Fanapt® and European HETLIOZ® commercial businesses.

•	Non-GAAP Operating expenses also excludes intangible asset amortization expense of $10.9 million and stock-based compensation of between $9 and $11 million.

•	Cash is expected to decrease by less than $20 million during 2016.

Non-GAAP Financial Information

Vanda believes that the Non-GAAP financial information provided in this press release can assist investors in understanding and assessing the ongoing economics of Vanda’s business and reflect how it manages the business internally and sets operational goals. Vanda believes that excluding the impact of these items better reflects the recurring economic characteristics of its business, as well as Vanda’s use of financial resources and its long-term performance.

This press release includes a projection of 2016 Non-GAAP Operating expenses, excluding cost of goods sold, a forward-looking Non-GAAP financial measure under the heading “2016 Financial Guidance”. This Non-GAAP financial measure is determined by excluding cost of goods sold, stock-based compensation and intangible asset amortization. Vanda is unable to reconcile this Non-GAAP guidance to GAAP because it is difficult to predict the future impact of these adjustments.

This Non-GAAP financial measure, as presented, may not be comparable to similarly titled measures reported by other companies since not all companies may calculate these measures in an identical manner and, therefore, they are not necessarily an accurate measure of comparison between companies.

The presentation of this Non-GAAP financial measure is not intended to be considered in isolation or as a substitute for guidance prepared in accordance with GAAP. The principal limitation of this Non-GAAP financial measure is that they exclude significant elements that are required by GAAP to be recorded in Vanda’s financial statements. In addition, it is subject to inherent limitations as it reflects the exercise of judgments by management in determining this Non-GAAP financial measure.

About Vanda Pharmaceuticals Inc.

Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of novel therapies addressing high unmet medical needs. For more on Vanda, please visit www.vandapharma.com.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

Various statements in this release, including, but not limited to, statements regarding the preliminary financial results for the fourth quarter of 2015 and full year 2015, and the 2016 financial guidance provided in the subheading to this release and under “2016 Financial Guidance” above, are “forward-looking statements” under the securities laws. Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Important factors that could cause actual results to differ materially from those reflected in Vanda’s forward-looking statements include, among others, the fact that Vanda’s preliminary financial results are unaudited and changes in such results may be required by Vanda’s accountants following their audit of the results, Vanda’s assumptions regarding its ability to continue to grow its business in the U.S., Vanda’s ability to successfully commercialize HETLIOZ® in Europe and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Vanda’s annual report on Form 10-K for the fiscal year ended December 31, 2014 and quarterly report on Form 10-Q for the quarter ended September 30, 2015, which are on file with the SEC and available on the SEC’s website at www.sec.gov. Additional factors may be described in those sections of Vanda’s annual report on Form 10-K for the fiscal year ended December 31, 2015, to be filed with the SEC in the first quarter of 2016. In addition to the risks described above and in Vanda’s annual report on Form 10-K and quarterly reports on Form 10-Q, other unknown or unpredictable factors also could affect Vanda’s results. There can be no assurance that the actual results or developments anticipated by Vanda will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Vanda. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All written and verbal forward-looking statements attributable to Vanda or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Vanda cautions investors not to rely too heavily on the forward-looking statements Vanda makes or that are made on its behalf. The information in this release is provided only as of the date of this release, and Vanda undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Corporate Contact:

Jim Kelly

Senior Vice President and Chief Financial Officer

Vanda Pharmaceuticals Inc.

(202) 734-3428

jim.kelly@vandapharma.com

Media Contact:

Laney Landsman

Assistant Vice President

Makovsky

(212)508-9642

llandsman@makovsky.com

SOURCE Vanda Pharmaceuticals Inc.